EXHIBIT 99

                                   CONTACT: Ronald E. Hale, Jr.
                                            Consolidated Graphics
                                            Vice President & Treasurer
                                            (713) 787-0977

                                            Betsy Brod/Jonathan Schaffer
                                            Media: Merridith Ingram/Heather Fox
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600

FOR IMMEDIATE RELEASE

                        CONSOLIDATED GRAPHICS TO ACQUIRE
                     EVERETT GRAPHICS OF OAKLAND, CALIFORNIA

     HOUSTON, TEXAS - September 21, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire Everett Graphics, Inc. Located in Oakland, California, Everett provides a wide-range of commercial printing solutions, including complete product management, design, die-cutting and finishing. Whit Everett, President, will continue to lead the company upon completion of the transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics commented, "Everett Graphics has combined an innovative staff, superior equipment and a commitment to meeting clients' needs to position themselves as the foremost West Coast commercial printer of packaging products for the high-tech and software industries. This acquisition continues our expansion in California, the number one printing state in the nation. We welcome Whit and his talented team to Consolidated Graphics."

     Whit Everett commented, "For almost 20 years, we have followed my father's philosophy of providing superior service and quality and have continuously expanded our capabilities to meet the specific needs of our customers. We look forward to offering our services to the 62 other Consolidated Graphics companies and using the additional resources they make available to us to grow and improve our company."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $690 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.